Exhibit 99.1

PRESS RELEASE

IDT Corp. Retains Conditional NYSE Listing;

Announces Additional Steps to Enhance Stockholder Value

NEWARK, NJ – 22 Dec 2008: IDT Corporation (NYSE: IDT; IDT.C), a diversified telecommunications, energy and consumer services company, said today that the New York Stock Exchange (NYSE) will continue to conditionally list IDT’s Common Stock and Class B Common Stock while the Company works to regain compliance with NYSE listing criteria within the Exchange’s prescribed timeframe. As part of its effort to attain the NYSE’s minimum share price requirement, IDT will execute a one-for-three reverse stock split for each class of its outstanding shares early next year. In addition, IDT’s Board of Directors has expanded its authorization for stock repurchases to twenty-five million shares of the Company’s Common Stock and Class B Common Stock.

In a letter dated December 19, 2008, the NYSE informed IDT that it had accepted IDT’s business plan submission to regain compliance with the NYSE’s listing criteria. The continued listing is subject to quarterly reviews of IDT’s progress toward satisfying the interim goals and milestones outlined in IDT’s NYSE submission. Failure of IDT to meet these interim objectives would result in IDT being subject to NYSE trading suspension. Subject to the outcome of these reviews, the Company has until April 2009 to meet the NYSE’s minimum share price requirements and has until March 2010 to meet the NYSE’s average global market capitalization requirement.

“Our stockholders realize significant benefits from our listing on the New York Stock Exchange,” said Howard Jonas, IDT’s Chairman, “and we are working hard to retain it. As we continue to execute on our business plan, we expect that the market will better reflect IDT’s underlying value.”

IDT’s Board of Directors approved a one-for-three reverse stock split of all classes of IDT common stock on December 17, 2008. The reverse split will apply to all IDT stockholders of record at the close of business on January 20, 2009.

IDT’s Board of Directors also expanded its stock repurchase authorization to cover up to an aggregate of twenty-five million shares of IDT Class B Common Stock and Common Stock. IDT has repurchased 15 million shares since June 2006 under the previous stock repurchase program, including 7.3 million shares during the first and second quarters of the current (2009) fiscal year.

“We will continue to repurchase stock at a pace consistent with our businesses’ working capital requirements and available resources,” said IDT CEO Jim Courter.

About IDT Corporation:

IDT Corporation (www.idt.net) is a consumer-focused multinational holding company.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those with the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to IDT as of the date thereof, and IDT assumes no obligation to update any forward-looking statements or risk factors.

Investor Relations:

IDT Corporation

Bill Ulrey, 973-438-3838